Exhibit K-3.1

                            DRS Services Agreement


     This DRS Services Agreement (this "Agreement") is entered into as of the ____ day of___________, 2001, by and between ________________________________, a ______________________________ (the "Company"), and DOMINION RESOURCES
SERVICES, INC., a Virginia corporation, ("DRS"). DRS is sometimes referred to herein as "Service Company".

     WHEREAS, each of the Company and DRS is a direct or indirect wholly-owned subsidiary of Dominion Resources, Inc. ("Dominion"), a registered holding company subject to regulation as such by the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935 ("1935 Act");

     WHEREAS, DRS has been formed for the purpose of providing administrative, management and other services to Dominion and its subsidiaries ("Dominion Companies") as a subsidiary service company under Rule 88 of the rules and regulations of the SEC for implementation of the 1935 Act, 17 C.F.R. Section 250.88;

     WHEREAS, the Company believes that it is in the interest of the Company to provide for an arrangement whereby the Company may, from time to time and at the option of the Company, agree to purchase such administrative, management and other services from DRS;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     I. SERVICES OFFERED. Exhibit I hereto lists and describes all of the services that are available from DRS. DRS hereby offers to supply those services to the Company. Such services are and will be provided to the Company only at the request of the Company.

     II.  SERVICES SELECTED.

     A. Initial Selection of Services. Exhibit II lists the services the Company hereby agrees to receive from DRS.

     B. Annual Selection of Services. DRS shall send an annual service proposal form to the Company on or about December 1 listing services proposed for the coming calendar year. By December 31, the Company shall notify DRS of the services the Company has elected to receive from DRS during the following calendar year.

     III. PERSONNEL. The DRS will provide services by utilizing the services of such executives, accountants, financial advisers, technical advisers, attorneys, engineers, geologists and other persons as have the necessary qualifications.

     If necessary, DRS, after consultation with the Company, may also arrange for the services of nonaffiliated experts, consultants and attorneys in connection with the performance of any of the services supplied under this Agreement.

     IV. COMPENSATION AND ALLOCATION. As and to the extent required by law, DRS will provide such services at cost. Exhibit III hereof contains rules for determining and allocating costs for DRS.

     V.   TERMINATION AND MODIFICATION.

     A. Modification of Services. The Company may modify its selection of services at any time during the calendar year by giving DRS written notice of the additional services it wishes to receive, and/or the services it no longer wishes to receive, from DRS. The requested modification in services shall take effect on the first day of the first calendar month beginning at least thirty (30) days after the Company sent written notice to DRS.

     B.   Modification of Other Terms and Conditions.   No other amendment,
change or modification of this Agreement shall be valid, unless made in writing and signed by all parties hereto.

     C. Termination of this Agreement. The Company may terminate this Agreement by providing sixty (60) days advance written notice of such termination to DRS. DRS may terminate this Agreement by providing sixty
(60) days advance written notice of such termination to the Company.

     This Agreement is subject to termination or modification at any time to the extent its performance may conflict with the provisions of the 1935 Act, or with any rule, regulation or order of the SEC adopted before or after the making of this Agreement. This Agreement shall be subject to the approval of any state commission or other state regulatory body whose approval is, by the laws of said state, a legal prerequisite to the execution and delivery or the performance of this Agreement.

     VI. NOTICE. Where written notice is required by this Agreement, said notice shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


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          a.     To the Company:

                 _________________________
                 _________________________
                 _________________________

          b.     To DRS:

                 Dominion Resources Services, Inc.
                 120 Tredegar Street
                 Richmond, VA  23219

     VII. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Virginia, without regard to their conflict of laws provisions.

     VIII. ENTIRE AGREEMENT. This Agreement, together with its exhibits, constitutes the entire understanding and agreement of the parties with respect to its subject matter, and effective upon the execution of this Agreement by the respective parties hereof and thereto, any and all prior agreements, understandings or representations with respect to this subject matter are hereby terminated and cancelled in their entirety and are of no further force and effect.

     IX. WAIVER. No waiver by any party hereto of a breach of any provision of this Agreement shall constitute a waiver of any preceding or succeeding breach of the same or any other provision hereof.

     X. ASSIGNMENT. This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns. No assignment of this Agreement or any party's rights, interests or obligations hereunder may be made without the other party's consent, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that, subject to the requirements of applicable state and federal regulatory law, either party may assign its rights, interests or obligations under this Agreement to an affiliate as that term is defined in the 1935 Act, without the consent of the other party.

     XI. SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     XII.  EFFECTIVE DATE.  This Agreement is effective as of _____________.


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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above mentioned.

Company:


By  _________________________________
    Name:____________________________
    Title:___________________________


DRS:


By  _________________________________
	Patricia A. Wilkerson
	Vice President and Corporate Secretary



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                                                          EXHIBIT I



                 DESCRIPTION OF SERVICES OFFERED BY DRS
                    UNDER THIS DRS SERVICES AGREEMENT


     1. Accounting. Provide advice and assistance to Dominion Companies in accounting matters, including the development of accounting practices, procedures and controls, the maintenance of the general ledger and related subsidiary systems, the preparation and analysis of financial reports, and the processing of certain accounts such as accounts payable, accounts receivable, and payroll.

     2. Auditing. Periodically audit the accounting records and other records maintained by Dominion Companies and coordinate their examination, where applicable, with that of independent public accountants. The audit staff will report on their examination and submit recommendations, as appropriate, on improving methods of internal control and accounting procedures.

     3. Legal and Regulatory. Provide advice and assistance with respect to legal and regulatory issues as well as regulatory compliance, including 1935 Act authorizations and compliance and regulatory matters under other Federal and State laws.

     4. Information Technology, Electronic Transmission and Computer Services. Provide the organization and resources for the operation of an information technology function including the development, implementation and operation of a centralized data processing facility and the management of a telecommunications network. This function includes the central processing of computerized applications and support of individual applications in Dominion Companies. Develop, implement, and process those computerized applications for Dominion Companies that can be economically best accomplished on a centralized basis.

     5. Software Pooling. Accept from Dominion Companies ownership of and rights to use, assign, license or sub-license all software owned, acquired or developed by or for Dominion Companies which Dominion Companies can and do transfer or assign to it. Preserve and protect the rights to all such software to the extent reasonable and appropriate under the circumstances; license Dominion Companies, on a non-exclusive, no-charge or at-cost basis, to use all software which DRS has the right to sell, license or sub-license; and, at the relevant Dominion Companies' expense, permit Dominion Companies to enhance any such software and license others to use all such software and enhancements to the extent that DRS shall have the legal right to so permit.

     6. Employee Benefits/Pension Investment. Provide central accounting for employee benefit and pension plans of Dominion Companies. Advise and assist Dominion Companies in the administration of such plans and prepare and maintain records of employee and company accounts under the said plans, together with such statistical data and reports as are pertinent to the plans.

     7. Human Resources. Advise and assist Dominion Companies in the formulation and administration of human resources policies and programs relating to the relevant Dominion Companies' labor relations, personnel administration, training, wage and salary administration and safety.

     8. Operations. Advise and assist Dominion Companies in the study, planning, engineering and construction of energy plant facilities of each Dominion Company and of the Dominion Companies as a whole, and advise, assist and manage the planning, engineering (including maps and records) and construction operations of Dominion Companies. Develop long-range operational programs for all the Dominion Companies and advise and assist each such Dominion Company in the coordination of such programs with the programs of the other Dominion Companies.

     9. Executive and Administrative. Advise and assist Dominion Companies in the solution of major problems and in the formulation and execution of the general plans and policies of Dominion Companies. Advise and assist Dominion Companies as to operations, the issuance of securities, the preparation of filings arising out of or required by the various Federal and State securities, business, public utilities and corporation laws, the selection of executive and administrative personnel, the representation of Dominion Companies before regulatory bodies, proposals for capital expenditures, budgets, financing, acquisition and disposition of properties, expansion of business, rate structures, public relationships and other related matters.

     10. Business and Operations Services. Advise and assist Dominion Companies in all matters relating to operational capacity and the preparation and coordination of operating studies. Manage Dominion Companies' purchase, movement, transfer and accounting of fuel and gas volumes. Compile and communicate information relevant to company operation. Perform general business and operations support services, including business, plant and facilities operation, maintenance and management, travel, aviation, fleet and mail services.

     11. Exploration and Development.  Advise and assist Dominion
Companies in all geological and exploration matters including the acquisition and surrender of acreage and the development of underground storage facilities.

     12. Risk Management. Advise and assist Dominion Companies in securing requisite insurance, in the purchase and administration of all property, casualty and marine insurance, in the settlement of insured claims and in providing risk prevention advice.


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     13.  Marketing.  Plan, formulate and implement marketing programs, as well as provide associated marketing services to assist Dominion Companies with improving customer satisfaction, load retention and shaping, growth of energy sales and deliveries, energy conservation and efficiency. Assist Dominion Companies in carrying out policies and programs for the development of plant locations and of industrial, commercial and wholesale markets and assist with community redevelopment and rehabilitation programs.

     14. Medical. Direct and administer all medical and health activities of Dominion Companies. Provide systems of physical examination for employment and other purposes and direct and administer programs for the prevention of sickness.

     15. Corporate Planning. Advise and assist Dominion Companies in the study and planning of operations, budgets, economic forecasts, capital expenditures and special projects.

     16. Supply Chain. Advise and assist Dominion Companies in the procurement of real and personal property, materials, supplies and services, conduct purchase negotiations, prepare procurement agreements and administer programs of material control.

     17. Rates. Advise and assist Dominion Companies in the analysis of their rate structure in the formulation of rate policies, and in the negotiation of large contracts. Advise and assist Dominion Companies in proceedings before regulatory bodies involving the rates and operations of Dominion Companies and of other competitors where such rates and operations directly or indirectly affect Dominion Companies.

     18. Research. Investigate and conduct research into problems relating to production, utilization, testing, manufacture, transmission, storage and distribution of energy. Keep abreast of and evaluate for Dominion Companies all research developments and programs of significance affecting Dominion Companies and the energy industry, conduct research and development in promising areas and advise and assist in the solution of technical problems arising out of Dominion Companies' operations.

     19. Tax. Advise and assist Dominion Companies in the preparation of Federal and other tax returns, and generally advise Dominion Companies as to any problems involving taxes including the provision of due diligence in connection with acquisitions.

     20. Corporate Secretary. Provide all necessary functions required of a publicly held corporation. Coordinate information and activities among shareholders, the transfer agent, and Board of Directors. Provide direct services to security holders. Prepare and file required annual and interim reports to shareholders and the SEC. Conduct the annual meeting of shareholders and ensure proper maintenance of corporate records.

     21. Investor Relations. Provide fair and accurate analysis of Dominion and its operating subsidiaries and its outlook within the financial community. Enhance Dominion's position in the energy industry. Balance and diversify shareholder investment in Dominion


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through a wide range of activities. Provide feedback to Dominion and its operating subsidiaries regarding investor concerns, trading and ownerships. Hold periodic analysts meetings, and provide various operating data as requested or required by investors.

     22. Environmental Compliance. Provide consulting, cleanup, and other activities as required by Dominion Companies to ensure full compliance with applicable environmental statutes and regulations.

     23. Customer Services. Provide services and systems dedicated to customer service, including billing, remittance, credit, collections, customer relations, call centers, energy conservation support and metering.

     24. Energy Marketing. Provide services and systems dedicated to energy marketing, including marketing and trading of energy commodities, and energy price risk management and development of marketing and sales programs in physical and financial markets.

     25. Treasury/Finance. Provide services related to managing all administrative activities associated with financing, including management of capital structure; cash, credit and risk management activities; investment and commercial banking relationships; oversight of decommissioning trust funds and general financing activities.

     26. External Affairs. Provide services in support of corporate strategies for managing relationships with federal, state and local governments, agencies and legislative bodies. Formulate and assist with public relations, advertising, and external/internal communications programs and with the administration of corporate contribution and community affairs programs.



                                                        EXHIBIT II

               SERVICES THE COMPANY AGREES TO RECEIVE FROM DRS


SERVICE								YES		NO

1.	Accounting                                      _____       _____
2.	Auditing                                        _____       _____
3.	Legal and Regulatory
4.	Information Technology, Electronic Transmission
           and Computer Services                      _____       _____
5.	Software Pooling                                _____       _____
6.	Employee Benefits/Pension Investment            _____       _____
7.	Human Resources                                 _____       _____
8.	Operations                                      _____       _____
9.	Executive and Administrative                    _____       _____
10.	Business and Operations Services                _____       _____
11.	Exploration and Development                     _____       _____
12.	Risk Management                                 _____       _____
13.	Marketing                                       _____       _____
14.	Medical                                         _____       _____
15.	Corporate Planning                              _____       _____
16.	Supply Chain                                    _____       _____
17.	Rates                                           _____       _____
18.	Research                                        _____       _____
19.	Tax                                             _____       _____
20.	Corporate Secretary                             _____       _____
21.	Investor Relations                              _____       _____
22.	Environmental Compliance                        _____       _____
23.	Customer Services                               _____       _____
24.	Energy Marketing                                _____       _____
25.	Treasury/Finance                                _____       _____
26.	External Affairs                                _____       _____




                                                             EXHIBIT III


                          METHODS OF ALLOCATION FOR DRS


DRS shall allocate costs among companies receiving service from it under this and similar service contracts using the following methods:

I     The costs of rendering service by DRS will include all costs of doing business including interest on debt but excluding a return for the use of equity capital for which no charge will be made to Dominion Companies.

II     A.  DRS will maintain a separate record of the expenses of each department.  The expenses of each department will include:

           1. those expenses that are directly attributable to such department, and

           2. an appropriate portion of those office and housekeeping expenses that are not directly attributable to a department but which are necessary to the operation of such department.

       B. Expenses of the department will include salaries and wages of employees, rent and utilities, materials and supplies, depreciation, and all other expenses attributable to the department. The expenses of a department will not include:

           1. those incremental out-of-pocket expenses that are incurred for the direct benefit and convenience of an individual Dominion Company or group of Dominion Companies,

           2. DRS overhead expenses that are attributable to maintaining the corporate existence of DRS, and all other incidental overhead expenses including those auditing fees, internal auditing department expenses and accounting department expenses attributable to DRS.

       C. DRS will establish annual budgets for controlling the expenses of each department and for determining estimated costs to be included in interim monthly billing.

III    A.  Employees in each department will be divided into two groups:

           1. Group A will include those employees rendering service to Dominion Companies, and

           2. Group B will include those office and general service employees, such as secretaries, file clerks and administrative assistants, who generally assist employees in Group A or render other housekeeping services and who are not engaged directly in rendering service to each Dominion Company or a group of Dominion Companies.

       B. Expenses set forth in Section II. above will be separated to show:

           1.  salaries and wages of Group A employees, and

           2.  all other expenses of the department.

       C. There will be attributed to each dollar of a Group A employee's salary or wage, that percentage of all other expenses of such employee's department (as defined in B above), that such employee's salary or wage is to the total Group A salaries and wages of that department.

       D. Group A employees in each department will maintain a record of the time they are employed in rendering service to each Dominion Company or group of Dominion Companies. An hourly rate will be determined by dividing the total expense attributable to a Group A employee as determined under subsection C above by the productive hours reported by such employee.

IV The charge to the Dominion Company for a particular service will be determined by multiplying the hours reported by Group A employees in rendering such service to each Dominion Company by the hourly rates applicable to such employees. When such employees render service to a group of Dominion Companies, the charge to each Dominion Company will be determined by multiplying the hours attributable to the Dominion Company under the allocation formulas set forth in
       Section IX of this Exhibit by the hourly rates applicable to such employees.

V To the extent appropriate and practical, the foregoing computations of hourly rates and charges may be determined for groups of employees within reasonable salary range limits.

VI Those expenses of DRS that are not included in the annual expense of a department under Section II. above will be charged to Dominion Companies receiving service as follows:

       A. Incremental out-of-pocket costs incurred for the direct benefit and convenience of a Dominion Company or group of Dominion Companies will be charged directly to such Dominion Company or group of Dominion Companies. Such costs incurred for a group of Dominion Companies will be allocated on the basis of an appropriate formula.


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       B.  DRS overhead expenses referred to in Section II above will be charged to the Dominion Company either on the proportion of direct charges to that Dominion Company or under the allocation formulas set forth in Section IX of this Exhibit.

VII Notwithstanding the foregoing basis of determining cost allocations for billing purposes, cost allocations for certain services involving machine operations, production or service units, or facilities cost will be determined on an appropriate basis established by DRS.

VIII	Monthly bills will be issued for the services rendered to the Dominion
      Company on an actual basis. However, if such actual information is not available at the time of preparation of the monthly bill, estimates may be used. Estimates will normally be predicated on service department budgets and estimated productive hours of employees for the year. At the end of each quarter, estimated figures will be revised and adjustments will be made in amounts billed to give effect to such revision.

IX When Group A employees render services to a group of Dominion Companies, the following formulas shall be used to allocate the time of such employees to the individual Dominion Companies receiving such service:

      A. The Service Department or Function formulas to be used when employees render services to all Dominion Companies participating in such service, for the services indicated are set forth below.

     Service Department
     or Function                                  Basis of Allocation

Accounting:

Payroll Processing                Number of employees on the previous December
                                  31st.

Accounts Payable Processing       Number of accounts payable documents
                                  processed during the preceding year
                                  ended December 31st.

Fixed Assets Accounting           Dominion Company fixed assets added,
                                  retired or transferred during the
                                  preceding year ended December 31st.

Accounts Receivable Processing    Number of payments processed during the
                                  preceding year ended December 31st.


Information Technology, Electronic
Transmission, and Computer Services:


LDC/EDC  Computer Applications    Number of customers at the end of the
                                  preceding year ended December 31st.

Other Computer Applications       Number of users or usage of specific
                                  computer systems at the end of the
                                  preceding year ended December 31st.


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Network Computer Applications     Number of network devices at the end
                                  of the preceding year ended
                                  December 31st.

Telecommunications Applications   Number of telecommunications units
                                  at the end of the preceding year ended
                                  December 31st

Employee Benefits/Pension Investment:

Employee Benefits/
Pension Investments               The number of employee and annuitant
                                  accounts as of the preceding
                                  December 31st.

Human Resources:

Human Resources                   The number of employees as of the
                                  preceding December 31st.


Business and Operations Services:

Energy Services                   Energy sale and deliveries for the
                                  preceding year ended December 31st.

Facility Services                 Square footage of office space as
                                  of the preceding year ended
                                  December 31st.

Fleet Administration              Number of vehicles as of the
                                  preceding December 31st.

Security                          The number of employees as of the
                                  preceding December 31st.

Gas Supply                        Gas volumes purchased for each
                                  Dominion Company for the preceding
                                  year ended December 31st.


Risk Management:

Risk Management                   Insurance premiums for the preceding
                                  year ended December 31st.


Marketing:

Shared Projects                   Annual marketing plan expenses for
                                  the preceding year ended
                                  December 31st.

Other Indirect Costs              Total marketing direct and shared
                                  project costs billed to each Dominion
                                  Company for the preceding year ended
                                  December 31st.

Medical:

Medical Services                  Number of employees on the previous
                                  December 31st.


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Corporate Planning:

Corporate Planning                Total capitalization recorded at
                                  preceding December 31st.



Supply Chain:

Purchasing                        Dollar value of purchases for the
                                  preceding year ended December 31st.

Materials Management              Material inventory assets as of the
                                  preceding year ended December 31st.


Tax:

Tax Accounting and Compliance     The sum of the total income and
                                  total deductions as reported for Federal
                                  Income Tax purposes on the last return
                                  filed.

Customer Services:

Customer Payment (Remittance)
 Processing                       Number of customer payments processed
                                  during the preceding year ended
                                  December 31st.

Other Customer Services           For metering, the number of gas or
                                  electric meters for the preceding year
                                  ended December 31st; otherwise the number of customers for the preceding year ended
                                  December 31st.

Treasury/ Finance:

Treasury and Cash Management      Total capitalization recorded at
                                  preceding December 31st.


Rates Total regulated company operating expenses, excluding purchased gas expense, purchased power expense (including fuel expense), other purchased products and royalties, for the preceding year ended
                                  December 31st.


Research                          Gross revenues recorded during the
                                  preceding year ended December 31st.


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     B.  Company Group Formulas to be used in the absence of a service department or function formula or when service rendered by employees is for a different group of Dominion Companies than those companies regularly participating in such service:

         Company Group                      Basis of Allocation



       All Dominion Companies               Total operating expenses, excluding
       (includes all Dominion               purchased gas expense, purchased
       Companies except DRS)                power expense (including fuel
                                            expense), other purchased products
                                            and royalties, for the preceding
                                            year ended December 31st for the
                                            affected Dominion Companies.


      C. If the use of a basis of allocation would result in an inequity because of a change in operations or organization, then DRS may adjust the basis to effect an equitable distribution.


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